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                                                                    EXHIBIT 15.1

The Board of Directors
PennCorp Financial Group, Inc.:

Re: Registration Statement No. 333-xxxx on Form S-3 (2,875,000 Shares of $3.50
    Series II Convertible Preferred Stock, 4,118,911 Shares of Common Stock)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated August 9, 1996 and May 8, 1996, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meanings of sections 7 and 11 of the Act.

                                            Very truly yours,

                                            KPMG PEAT MARWICK LLP

Raleigh, North Carolina
September 30, 1996